Exhibit 99.1

LEVI STRAUSS & CO. NEWS		1155 Battery Street, San Francisco, CA 94111
	Investor Contact:	Allison Malkin

Integrated Corporate Relations, Inc.
(203) 682-8200

	Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER 2004 FINANCIAL RESULTS

SAN FRANCISCO (October 12, 2004) – Levi Strauss & Co. (LS&CO.) today announced financial results for the third quarter ended August 29, 2004 and filed its third-quarter 2004 Form 10-Q with the Securities and Exchange Commission. Results for the quarter, compared to the same quarter in the prior year, reflected continued improvements in gross profit; selling, general and administrative (SG&A) expense; and net income on expected lower net sales.

Third-quarter 2004 net sales were $995 million compared to $1,084 million for the third quarter of 2003, representing a decrease of $89 million or 8.2 percent on a reported basis and 10.2 percent on a constant-currency basis. The expected sales decrease was due primarily to the impact of approximately $65 million in initial product shipments in the third quarter of 2003 to fill retail shelves at 3,000 U.S. Wal-Mart stores for the launch of the Levi Strauss Signature™ brand. In addition, actions the company has taken this year that helped improve its profitability contributed to the overall sales decrease during the quarter, including:

•	licensing or exiting unprofitable and underperforming businesses in order to focus on more profitable core-product assortments, resulting in approximately $24 million in reduced sales; and

•	a planned reduction in closeout sales to off-price retail channels in 2004, decreasing sales by approximately $19 million.

The sales declines were partially offset by the continued growth of the company’s Asia Pacific business, which generated an 11.5 percent net sales increase on a constant currency basis.

“We’re doing what we said we’d do,” said Phil Marineau, chief executive officer. “We set out to improve our profitability this year and that’s what we’ve done so far. Our business is healthier and more competitive today than when we began the year. In addition to strengthening the financial performance of the company, we are increasing consumer demand for our products through new marketing and product innovation.”

Third-Quarter 2004 Results

•	Gross profit was $456 million, or 45.9 percent of net sales, compared to $397 million, or 36.7 percent of net sales in the third quarter of 2003. Gross profit in the 2004 period benefited from improved management of returns, allowances and product transition costs; increased sales of premium-priced products in Europe and Asia; lower product sourcing costs; and stronger foreign currencies. Year-to-date gross margin was 43.8 percent of net sales. The gross margin improvement during the third quarter resulted from the unusually favorable mix of more profitable core products, as well as the company’s product rationalization efforts.

•	Selling, general and administrative expense decreased to $301 million from $343 million in the third quarter of 2003. Lower SG&A expense was attributable primarily to a $14 million reduction in advertising expense, an approximately $9 million decrease in post-retirement healthcare expense and an approximately $19 million reduction in other SG&A expenses. The company is reporting long-term incentive compensation expense separately from SG&A expense in both the current and prior year period because of the substantial impact of a $129.1 million net reversal of long-term incentive compensation expense in the 2003 period.

•	Advertising expense decreased 19.6 percent to $57 million, or 5.7 percent of net sales, compared to $70 million, or 6.5 percent of net sales in the 2003 period.

•	Post-retirement healthcare expense was a net benefit of approximately $7.4 million compared to a $1.5 million expense in the prior year period. The improvement reflects the impact of our headcount reductions and previously reported post-retirement medical plan changes for certain employees and retired participants.

•	Lower other SG&A reflects the cost reductions related to reorganization initiatives, partially offset by higher annual incentive expense and a foreign currency translation increase.

•	Long-term incentive compensation expense for the quarter was $10.7 million compared to a $129.1 million net reversal in the 2003 period. The reversal was made in the prior year as a result of lower than expected incentive payouts due to the decline in the company’s performance during the second half of 2003.

•	Restructuring charges, net of reversals, were $28.1 million in the third quarter of 2004 versus restructuring charges, net of reversals, of $2.6 million in the 2003 period. The third-quarter 2004 charges were primarily associated with the closure of manufacturing plants in Spain and Australia as well as headcount reductions in the United States and Europe as the company continued to streamline operations.

•	Operating income for the quarter decreased 33 percent to $128.6 million, or 12.9 percent of revenue, compared to $191 million, or 17.6 percent of revenue, for the same period of 2003. Operating income was primarily impacted by the reversal of long-term incentive compensation accruals during the third quarter of 2003 described above and increased restructuring charges during the same period in 2004, partially offset by increased gross profit and lower SG&A.

•	Income tax expense for the quarter was $17.8 million, compared to $135.5 million in the 2003 period. The third-quarter 2003 tax expense included a provision of approximately $223 million related to an additional valuation allowance against deferred tax assets.

•	Net income for the third quarter of 2004 increased to $46.6 million compared to a net loss of $4.3 million for the third quarter of 2003. The improvement was due primarily to higher gross profit, lower SG&A expense and lower tax expense, partially offset by the impact of the reversal of long-term incentive compensation accruals in 2003 and increased restructuring charges this year.

As of August 29, 2004, total debt, less cash, stood at $2.0 billion compared to $2.1 billion at the end of fiscal year 2003. As of October 10, 2004, the company had total available liquidity of approximately $562.2 million, consisting of approximately $317.0 million in liquid short-term investments and approximately $245.2 million in net available borrowing capacity under its revolving credit facility.

“Our results – improved gross profit, lower SG&A, improved cash flow and a stronger balance sheet – were consistent with our strategy to focus our brands and drive a more profitable business. Accordingly, we have rationalized our sales base and taken a rigorous look at reducing expenses by business and function across the entire company,” said Jim Fogarty, chief financial officer. “For example, during the third quarter we continued to streamline our U.S. and European organizations, announced our intent to close our Australian manufacturing plant at the end of November and reached an agreement with employee and union representatives on the terms of the closure of our two Spanish factories.”

Investor Conference Call

The company’s third-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, October 12, 2004, at 7 a.m. PDT/10 a.m. EDT. A replay is available on the Web site the same day and will be archived for six months. A telephone replay also is available at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. #1050518 through November 12, 2004.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2003, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	August 29, 2004	November 30, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$286,194	$203,940
Restricted cash	2,053	—
Trade receivables, net of bad debt allowance of $21,102 in 2004 and $26,956 in 2003	563,112	555,106
Inventories	539,126	680,068
Deferred tax assets, net of valuation allowance of $25,281 in both 2004 and 2003	131,827	131,827
Other current assets	92,102	104,176

Total current assets	1,614,414	1,675,117
Property, plant and equipment, net of accumulated depreciation of $473,085 in 2004 and $491,121 in 2003	419,987	486,714
Goodwill, net of accumulated amortization of $151,569 in 2004 and in 2003	199,905	199,905
Other intangible assets, net of accumulated amortization of $35,022 in 2004 and $36,349 in 2003	44,645	44,722
Non-current deferred tax assets, net of valuation allowance of $324,269 in both 2004 and 2003	490,021	490,021
Other assets	77,028	87,283

Total Assets	$2,846,000	$2,983,762

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$81,615	$34,700
Current maturities of capital lease	1,367	—
Accounts payable	224,329	296,188
Restructuring reserves	67,530	96,406
Accrued liabilities	204,527	244,520
Accrued salaries, wages and employee benefits	261,413	195,129
Accrued taxes	118,010	29,863

Total current liabilities	958,791	896,806
Long-term debt, less current maturities	2,222,947	2,281,729
Long-term capital lease, less current maturities	5,295	—
Postretirement medical benefits	498,713	555,008
Pension liability	231,313	250,814
Long-term employee related benefits	158,328	193,188
Long-term tax liabilities	40,377	143,082
Other long-term liabilities	33,667	32,576
Minority interest	24,126	23,731

Total liabilities	4,173,557	4,376,934

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,334,997)	(1,384,818)
Accumulated other comprehensive loss	(81,741)	(97,535)

Total stockholders’ deficit	(1,327,557)	(1,393,172)

Total Liabilities and Stockholders’ Deficit	$2,846,000	$2,983,762

The notes accompanying our financial statements in our Form 10Q are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended August 29, 2004	Three Months Ended August 24, 2003	Nine Months Ended August 29, 2004	Nine Months Ended August 24, 2003
Net sales	$994,626	$1,083,748	$2,915,763	$2,892,803
Cost of goods sold	538,179	686,487	1,638,377	1,742,194

Gross profit	456,447	397,261	1,277,386	1,150,609
Selling, general and administrative expenses	300,540	343,472	894,965	1,003,767
Long-term incentive compensation plan expense (reversal)	10,735	(129,127)	37,066	(139,262)
Other operating income	(11,593)	(10,280)	(29,626)	(27,348)
Restructuring charges, net of reversals	28,117	2,610	108,158	(5,776)

Operating income	128,648	190,586	266,823	319,228
Interest expense	64,252	62,524	197,687	185,549
Other expense (income), net	10	(3,125)	2,458	51,673

Income before taxes	64,386	131,187	66,678	82,006
Income tax expense	17,821	135,500	16,857	186,200

Net income (loss)	$46,565	$(4,313)	$49,821	$(104,194)

The notes accompanying our financial statements in our Form 10Q are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended
	August 29, 2004	August 24, 2003
Cash Flows from Operating Activities:
Net income (loss)	$49,821	$(104,194)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	45,237	46,610
Non-cash asset write-offs associated with reorganization initiatives	34,997	10,968
Gain on dispositions of property, plant and equipment	(612)	(185)
Unrealized foreign exchange gains	(13,643)	(20,145)
(Increase) decrease in trade receivables	(11,699)	68,437
Decrease (increase) in inventories	133,621	(198,879)
Decrease (increase) in other current assets	13,154	(26,903)
Decrease in other non-current assets	11,617	24,590
(Decrease) increase in accounts payable and accrued liabilities	(92,342)	34,628
Increase in net deferred taxes	—	(188,232)
Decrease in restructuring reserves	(28,877)	(52,713)
Addition to deferred tax valuation allowance	—	282,448
Increase (decrease) in accrued salaries, wages and employee benefits	68,131	(97,579)
Increase (decrease) in accrued taxes	20,360	(91,352)
Decrease in long-term employee related benefits	(95,919)	(140,258)
(Decrease) increase in other long-term liabilities	(32,671)	34,870
Other, net	1,572	(492)

Net cash provided by (used for) operating activities	102,747	(418,381)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(10,866)	(50,937)
Proceeds from sale of property, plant and equipment	6,672	10,105
Cash inflow (outflow) from net investment hedges	1,544	(20,901)

Net cash used for investing activities	(2,650)	(61,733)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	1,448,660
Repayments of long-term debt	(10,069)	(955,388)
Net (decrease) increase in short-term borrowings	(2,678)	8,082
Debt issuance costs	(2,069)	(44,878)
Increase in restricted cash	(2,053)	(23,427)
Other, net	(996)	—

Net cash (used for) provided by financing activities	(17,865)	433,049

Effect of exchange rate changes on cash	22	1,264

Net increase (decrease) in cash and cash equivalents	82,254	(45,801)
Beginning cash and cash equivalents	203,940	96,478

Ending cash and cash equivalents	$286,194	$50,677

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$198,807	$158,837
Income taxes	35,564	166,396
Restructuring initiatives	102,188	41,147

The notes accompanying our financial statements in our Form 10Q are an integral part of these financial statements.